FORM 10f-3

                            THE BLACKROCK FUNDS

                       Record of Securities Purchased
                    Under the Trust's Rule 10f-3 Procedures

1.    Name of Purchasing Portfolio: Managed Account Series:
High Income Portfolio (BATS-HINC), BlackRock High
Income Fund (BR-HIINC), BlackRock High Yield Bond
Portfolio (BR-HIYLD), BlackRock High Income Portfolio
(Ins-Series) (BVA-HI), BlackRock High Income V.I. Fund
(Ins-Var Ser) (BVA-HY)

2.     Issuer:   Xerox Corporation

3.    Date of Purchase:  5/6/2009

4.    Underwriter from whom purchased:  Citigroup Global
Markets Inc.

5.    Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: PNC Capital Markets LLC

      a.    List Members of Underwriting Syndicate:
            Banc of America Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Barclays Capital Inc., BNP Paribas Securities Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Mizuho Securities USA Inc., UBS Securities LLC, Banca IMI S.p.A., BNY Mellon Capital Markets, LLC, Morgan Stanley & Co. Incorporated, PNC Capital Markets LLC, U.S. Bancorp Investments, Inc.

6. Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BATS-HINC) $200,000 out of $750,000,000; (BR-HIINC) $1,800,000 out of
$750,000,000; (BR-HIYLD) $6,150,000 out of
$750,000,000; (BVA-HI) $100,000 out of $750,000,000;
(BVA-HY) $200,000 out of $750,000,000

7.    Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering,
list aggregate number of shares purchased (out of
total number of shares offered)): $15,000,000 out of
$750,000,000

8.    Purchase price (net of fees and expenses):  $99.982

9. Date offering commenced (if different from Date of Purchase):
10. Offering price at end of first day on which any sales were made:

11.    Have the following conditions been satisfied:  Yes or No

       a.    The securities are part of an issue registered
             under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering or part of an issue of
             government securities.             Yes

       b.    The securities were purchased prior to the
             end of the first day on which any sales
             were made, at a price that was not more
             than the price paid by each other
             purchaser of securities in that offering
             or in any concurrent offering of the
             securities (except, in the case of an
             Eligible Foreign Offering, for any rights
             to purchase required by laws to be granted
             to existing security holders of the
             Issuer) or, if a rights offering, the
             securities were purchased on or before the
             fourth day preceding the day on which the
             rights offering terminated.    Yes

       c.    The underwriting was a firm commitment
             underwriting.                       Yes

       d.    The commission, spread or profit was
             reasonable and fair in relation to that
             being received by others for underwriting similar securities during the same period.
             Yes

      e.     In respect of any securities other than
             Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
             (including the operations of predecessors).
             Yes

      f.     Has the affiliated underwriter confirmed
             that it will not receive any direct or indirect
             benefit as a result of BlackRock's participation
             in the offering?        Yes

Approved by: Derek Schoenhofen   Date: 6/22/09